SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 29, 2016

AOXIN TIANLI GROUP, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Board of Directors of Aoxin Tianli Group, Inc. (NASDAQ:ABAC), a British Virgin Islands company ("Aoxin Tianli" or the "Company"), has authorized a one (1) -for- four (4) reverse stock split (the “Reverse Split”) of its authorized and issued and outstanding common shares (the “Common Shares”). The Reverse Split will be effective, and the Common Shares will begin trading on the Nasdaq Capital Market (“Nasdaq”) on a split-adjusted basis, when NASDAQ determines that all conditions precedent to the Reverse Split have been satisfied, which is expected to occur in early September.  Under the laws of the British Virgin Islands, shareholder approval of the Reverse Split is not required. The Reverse Split is intended to increase the per share trading price of the Common Shares to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Common Shares are subject to de-listing on September 19, 2016, if the closing bid price of the Company's Common Shares is not at or above $1.00 per share for a minimum of 10 consecutive business days prior to September 19, 2016.

Following the Reverse Split, the Common Shares will continue to trade on NASDAQ under the symbol “ABAC” but with a new CUSIP number G0404E 112.

As a result of the Reverse Split, every four issued and outstanding Common Shares will automatically be combined into one issued and outstanding share. This will reduce the total number of issued and outstanding shares from 31,952,000 to approximately 7.99 million, and the number of authorized Common Shares will decrease from 100,000,000 to 25,000,000. No fractional shares will be issued. All fractional shares created by the Reverse Split will be rounded up to the nearest whole share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AOXIN TIANLI GROUP, INC.

By:	/s/ Wocheng Liu
Wocheng Liu
Chairman and Co-Chief Executive Officer

Dated: September 2, 2016